  Exhibit 99.1

SOLITRON DEVICES, INC. FINANCIAL/CORPORATE UPDATE

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) is providing the following financial/corporate update.

FISCAL 2021 THIRD QUARTER HIGHLIGHTS
➢
Net sales of approximately $2.3 million in the fiscal 2021 third quarter (three month period ending November 30, 2020) versus $2.3 million in the prior year period
➢
Net bookings of $1.3 million in the fiscal 2021 third quarter versus $3.5 million in prior year period
➢
Cash and securities of approximately $3.7 million and debt of $0.8 million under our PPP loan at the end of the fiscal 2021 third quarter versus cash and securities of $2.9 million and debt of $0.8 million at the end of the fiscal 2021 second quarter.
➢
Accounts Receivable was $1.1 million at the end of the fiscal 2021 third quarter as compared to $1.8 million at the end of the fiscal 2021 second quarter and $1.4 million at the end of fiscal 2020.

In a year of unusual challenges, our team has done a remarkable job. We are on track to come close to, meet or exceed the updated fiscal year 2021 expectations from our September press release of $10.5 million in net sales, $11.5 million of bookings, and a meaningful improvement in net income.

For the first nine months of fiscal 2021 net sales were $7.9 million versus $7.2 million in the first nine months of fiscal 2020. Our current estimate for fiscal 2021 fourth quarter net sales is $2.4 to $2.7 million. This would result in net sales for fiscal 2021 of between $10.3 million and $10.6 million. If achieved, it would be the first time the company has exceeded $10 million in fiscal year revenues since the company went through a reorganization more than 25 years ago. As a reminder, when current management took over in 2016 trailing twelve months sales were approximately $7.5 million.

Due to COVID-19 we have experienced significant delays in bookings. In the first nine months of fiscal 2021 bookings were just $4.4 million versus $9.1 million for the first nine months of fiscal 2020. So far in the month of December we have received bookings in excess of $6.6 million and expect to receive approximately another $1.0 to $1.5 million of additional bookings before the end of the fiscal year in February 2021. As a reminder, timing is always uncertain with regard to the receipt of government/defense related contracts.

In July, based on the then current economic uncertainty due to the resurgence of the coronavirus in the country, and South Florida in particular, and the impact of the COVID-19 on our bookings, the Company applied for and was approved for a PPP loan in the amount of $0.8 million. We will be eligible to apply for forgiveness in January.

Below are preliminary unaudited financials for the first two quarters of fiscal 2021

SOLITRON DEVICES, INC.
BALANCE SHEETS
AS OF AUGUST 31, 2020, MAY 31, 2020 AND FEBRUARY 29, 2020
(In thousands except for share and per share amounts)

	August 31, 2020	May 31, 2020	Feb. 29, 2020
	(unaudited)	(unaudited)	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	2,819	1,549	1,332
Securities	193	211	164
Accounts receivable	1,782	1,300	1,379
Inventories, net	3,168	3,290	2,870
Prepaid expenses and other current assets	249	179	118
TOTAL CURRENT ASSETS	8,211	6,529	5,863

Property, Plant and Equipment, Net	327	369	405
Operating Lease - Right-of-Use Asset	535	630	723
Other Assets	44	45	45
TOTAL ASSETS	9,117	7,573	7,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	325	314	269
Customer deposits	29	24	53
Notes Payable (PPP Loan)	807	-	-
Operating Lease Liability	437	417	417
Accrued expenses and other current liabilities	885	690	438
TOTAL CURRENT LIABILITIES	2,483	1,445	1,177

Operating Lease Liability	153	276	377
TOTAL LIABILITIES	2,636	1,721	1,554

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 500,000 shares, none issued	-	-	-
Common stock, $.01 par value, authorized 10,000,000 shares,
2,060,456 shares outstanding, net of 510,807 treasury shares at August 31, 2020; 2,062,949 shares outstanding, net of
508,314 treasury shares at May 31, 2020 and February 29, 2020	21	21	21
Additional paid-in capital	1,834	1,834	1,834
Retained Earnings	6,113	5,478	5,109
Less treasury stock	(1,487)	(1,481)	(1,481)
TOTAL STOCKHOLDERS’ EQUITY	6,481	5,852	5,483
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	9,117	7,573	7,037

SOLITRON DEVICES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED AUGUST 31, 2020, MAY 31, 2020, AUGUST 31, 2019 AND MAY 31, 2019
(Unaudited, in thousands except for share and per share amounts)

	Fiscal second quarter ended	Fiscal first quarter ended	Fiscal second quarter ended	Fiscal first quarter ended
	8/31/2020	5/31/2020	8/31/2019	5/31/2019

Net Sales	3,103	2,498	2,420	2,557
Cost of Sales	1,978	1,642	1,958	2,366

Gross Profit	1,125	856	462	191

Selling, General and Administrative Expenses	526	486	672	444

Operating Income (Loss)	599	370	(210)	(253)

Other income (loss)
Interest Income	-	-	1	-
Dividend Income	1	6	(7)	1
Realized gain (loss) on investments	11	15	3	(16)
Unrealized gain (loss) on investments	24	(22)	-	19
Total other income (loss)	36	(1)	(3)	4

Net Income (Loss)	635	369	(213)	(249)

Net Income (Loss) Per Share-Basic and diluted	$0.31	$0.18	$(0.11)	$(0.13)

Weighted average shares outstanding	2,060,457	2,062,949	2,013,959	1,901,959

SOLITRON DEVICES, INC.
STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED AUGUST 31, 2020 AND AUGUST 31, 2019
(Unaudited, in thousands)

	2020	2019

Net income (loss)	$1,004	$(462)
Adjustments to reconcile net income (loss)
to net cash used in operating activities:
Depreciation and amortization	119	108
Amortization of ROU Asset	187	185
Net realized and unrealized losses (gains) on investments	(28)	1
Stock based compensation	-	282
Changes in Operating Assets and Liabilities:
Accounts receivable	(403)	152
Inventories	(298)	909
Payments on Operating Lease Liabilities	(204)	(185)
Prepaid expenses and other current assets	(131)	(35)
Other assets	-	-
Accounts payable	56	(411)
Customer deposits	(24)	33
Accrued expenses, other current and non current liabilities	447	(103)
Net cash provided by (used in) operating activities	725	474

Investing activities
Proceeds from sale of securities	272	45
Purchases of Securities	(272)	(32)
Purchases of property and equipment	(40)	(68)
Net cash provided by (used in) investing activities	(40)	(55)

Financing activities
Proceeds from SBA Paycheck Protection Program loan	807	-
Purchase of treasury stock	(6)	-
Net cash provided by financing activities	802	-

Net increase (decrease) in cash and cash equivalents	1,487	419
Cash and cash equivalents - beginning of the year	1,332	394
Cash and cash equivalents - end of period	$2,819	$813

The preliminary, unaudited financial information disclosed in this press release for the fiscal 2020 and 2021 first, second and third quarters are based on management's review of operations for those periods and the information available to the Company as of the date of this press release. An independent registered public accounting firm has not reviewed or performed any procedures with respect to the preliminary, unaudited financial information presented for the fiscal quarters and fiscal years ended November 30, 2020, August 31, 2020, May 31, 2020, February 29, 2020, November 30, 2019, August 31,2019, May 31, 2019, February 28, 2019, or February 28, 2018, nor completed the audit for the fiscal year ended February 28, 2017.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s unaudited fiscal 2020 and 2021 first, second and third quarter results and the Company’s expectations regarding bookings, net sales, and net income in fiscal 2021. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) the successful completion of the two-year audit the Company is currently undergoing; (2) actual bookings, net sales and net income for fiscal year 2021; (3) the global impact of the pandemic outbreak of coronavirus (COVID-19) and its impact on our operations and the operations of our suppliers and clients, staffing levels and labor costs, the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position (4) our ability to properly account for inventory in the future; (5) our ability to protect the Company’s net operating losses and tax benefits; (6) volatility and changes in our stock price, corporate or other market conditions; (7) the loss of, or reduction of business from, substantial clients; (8) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (9) changes in government policy or economic conditions; (10) increased competition; (11) the uncertainty of current economic conditions, domestically and globally; and (12) other factors contained in the Company’s Securities and Exchange Commission filings, including its most recent Form 10-K, 10-Q and 8-K reports.

Tim Eriksen
Chief Executive Officer
(561) 848-4311
Corporate@solitrondevices.com